Exhibit 99.1

CMS Energy Announces LeeRoy Wells Jr. as Senior Vice President of Operations, Tonya Berry Named Vice President of Gas Operations

JACKSON, Mich., November 24, 2020 – CMS Energy announced today that LeeRoy Wells Jr. is named senior vice president of operations, effective December 1, 2020, following Garrick Rochow being named president and CEO last week. LeeRoy currently serves as the vice president of gas operations responsible for gas transmission, distribution, and the integrity of the company's gas system. Tonya Berry, currently vice president of operations performance, leads the implementation of Lean methodologies to enhance our Quality Assurance function and improves work management process within the gas and electric groups, is named vice president of gas operations, also effective December 1, 2020.

“LeeRoy has served the company in a variety of roles within gas and electric operations and embodies our triple bottom line of people, planet and prosperity,” said Garrick Rochow, incoming president and CEO of CMS Energy and Consumers Energy. “He is a key leader who will continue to champion safety within our operations team, promote world class operational performance and continue to improve service for our customers.”

Wells has been with CMS Energy for 14 years and served as vice president of gas operations since 2019. Prior to this role, Wells served in a variety of leadership positions across the business as vice president of operations support overseeing the supply chain, corporate safety and health, fleet, facilities, and real estate departments helping to ensure reliability and safety within our infrastructure. He has also worked as an executive director in electric operations, leading a workforce of over 480 employees in the area of electric low voltage distribution, construction and service restoration. Wells graduated from Michigan Technological University in 2002 with a Bachelor of Science in Electrical Engineering. He also holds a master’s degree in Organizational Leadership and Management from Lourdes College, along with business certifications from George Washington University and the University of Michigan – Stephen M. Ross School of Business.

“Whether it is reducing the number of outages we have on our electric system or completing multi-year gas pipeline projects, I will work hard to ensure our customers have the energy they need – when they need it,” said Wells. “Tonya is a champion of process improvement and Lean and I’m proud to continue to work alongside her as we strengthen our natural gas operations.” Tonya Berry has served as vice president of operations performance since November 2018. Berry has 20 years of experience deploying Lean methodologies across many industries and is a Six Sigma Black Belt from Lawrence Tech University. Prior to joining Consumers Energy, Berry also worked for Chrysler LLC in lean operations and industrial engineering. She has a Bachelor of Science degree in Industrial Engineering from the University of Michigan, and a Master of Business Administration from Wayne State University.

“With 30,000 miles of natural gas service all throughout Michigan, I’m thrilled to bring my lean expertise to leading a great team in gas operations at Consumers Energy,” said Berry. “Protecting our customers, the planet and Michigan’s communities are the core of the work we do for 1.8 million homes and businesses.”

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business. It also owns and operates independent power generation businesses.

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Media Contact: Katie Carey, 517/740-1739

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